UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2021

Whitestone REIT
(Exact name of registrant as specified in charter)

Maryland	001-34855	76-0594970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner,	Suite 500,	77063
Houston,	Texas
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 827-9595
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule #14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest, par value $0.001 per share	WSR	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    The information set forth in Item 8.01 of this Current Report on Form 8-K regarding cash bonuses payable to named executive officers is incorporated herein by reference.

Item 8.01 Other Events.

On February 4, 2021, the Board of Trustees (the “Board”) of Whitestone REIT (the “Company”), upon recommendation and approval of the Compensation Committee of the Board (the “Compensation Committee”), approved the following cash payments to its employees, including named executive officers, and an increase in the Company’s annual cash distribution. In taking these actions, the Board and the Compensation Committee considered the impact of the ongoing COVID-19 pandemic on the Company’s business and operations and the Company’s commitment to delivering long-term value to its shareholders.

Cash Bonuses Payable to Named Executive Officers

The Company’s annual incentive program (the “AIP”) provides an opportunity for employees to receive a short-term award based on the achievement of specified organization, operating and financial goals and objectives at the corporate level that are established by the Compensation Committee each year. In July 2020, the Compensation Committee established three targets for 2020 pursuant to the AIP to be based on achievement of specified levels of liquidity, occupancy and the ratio of the Company’s dividend to AFFO. The 2020 targets were intended to be challenging to achieve, even at the lowest level, because the Company has historically not paid out cash incentives and did not intend to do so in 2021 unless performance in 2020 was well-above expectation. The Company’s CEO and CFO have not received cash incentives pursuant to the AIP for the past nine years. Cash incentive opportunities of the named executive officers pursuant to the AIP were as follows, with potential to earn up to 200% of the target award depending on the level of achievement of the three 2020 targets.

NEO	AIP Cash Incentive Opportunity at “Target”
James C. Mastandrea	125% of annual base salary, or $750,000
David K. Holeman	100% of annual base salary, or $375,000
John J. Dee	50% of annual base salary, or $125,000
Bradford D. Johnson	80% of annual base salary, or $240,000
Christine J. Mastandrea	80% of annual base salary, or $240,000

Because the Company achieved each of the three 2020 targets at the highest level, each named executive officer was potentially eligible to receive his or her AIP cash incentive at 200% of the target amount. Historically, the Compensation Committee has refrained from exercising discretion to modify cash incentives payable pursuant to the AIP. However, the Compensation Committee and the Board considered that, among other things, despite the fact that the 2020 targets were established at the height of the COVID-19 pandemic and that the Company and executive officers had performed at an exceptional level in 2020, as a result of the impact of the pandemic the Compensation Committee and the Board exercised their discretion to reduce the cash incentives payable to named executive officers to target rather than 200% of target. The Company will pay an aggregate of $1.73 million in cash incentives to the named executive officers in 2021 pursuant to the AIP.

The Compensation Committee and the Board also amended the employment agreements for Messrs. Mastandrea and Holeman and the change in control agreements for Mrs. Mastandrea and Messrs. Dee and Johnson in order to clarify that this reduction in 2020 cash incentive payouts will be disregarded in connection with any severance or change in control and approved retention payments for the named executive officers to be paid on March 15, 2025, subject to the named executive officers remaining employed by the Company through December 31, 2024 (with exceptions for terminations by the Company without cause, by the named executive officers for good reason or due to death or disability). The amounts of such retention payments for Messrs. Mastandrea, Holeman, Dee and Johnson and Mrs. Mastandrea are $750,000, $375,000, $125,000, $240,000 and $240,000, respectively.

Cash Bonuses Payable to Non-Named Executive Officer Employees

The Board approved additional cash bonuses payable to the Company’s non-named executive officer employees of up to $300,000 in the aggregate for their contributions during 2020.

Quarterly Dividend

The Board increased the Company’s quarterly cash distribution by $0.0025, or 2.4%, to $0.1075 per common share and OP unit for the first quarter of 2021, payable in monthly installments of $0.035833 beginning with the previously announced cash distribution payment in March 2021. Going forward, the Board will continue to evaluate dividend declarations each quarter.

Item 9.01 Exhibits.

(d) Exhibits

99.1	Press release of Whitestone REIT, dated February 10, 2021.
10.1	Amendment to Employment Agreement between Whitestone REIT and James C. Mastandrea
10.2	Amendment to Employment Agreement between Whitestone REIT and David K. Holeman
10.3	Amendment to Change in Control Agreement between Whitestone REIT and John J. Dee
10.4	Amendment to Change in Control Agreement between Whitestone REIT and Bradford D. Johnson
10.5	Amendment to Change in Control Agreement between Whitestone REIT and Christine J. Mastandrea

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whitestone REIT
(Registrant)

Date:	February 10, 2021	By: /s/ David K. Holeman
Name: David K. Holeman Title: Chief Financial Officer